EXHIBIT 99.1

Provident Community Bancshares Reports Second Quarter Earnings

ROCK HILL, S.C., July 17, 2008 (PRIME NEWSWIRE) -- Provident Community Bancshares, Inc. (Nasdaq:PCBS) (the "Corporation") reported operating results for the three and six months ended June 30, 2008. Net income for the second quarter of 2008 was $316,000 compared to $601,000 for the second quarter of 2007. Earnings per share were $0.18 per share (diluted) for the second quarter of 2008, versus $0.32 per share (diluted) for the second quarter of 2007. The decrease in net income for the period was due primarily to declining interest rates along with an increase in the provision for loan losses due primarily to an increase in nonperforming assets and, to a lesser extent, due to loan growth. The decrease in net income was offset by a decrease in non-interest expense due to the prior year quarter including expenses related to the closing of a banking center. Net income for the six months ended June 30, 2008, was $736,000 or $0.41 per share (diluted) compared to $1.3 million, or $0.67 per share (diluted), for the same period in 2007.

At June 30, 2008, assets totaled $405.1 million compared to $407.6 million at December 31, 2007. The decrease in total assets was due to a $22.6 million decrease in lower-yielding investments and mortgage-backed securities, the proceeds of which were used to fund loan growth and pay down borrowings. Loans increased by $16.6 million, primarily higher-yielding commercial and consumer loans. Deposits increased due to growth in lower-cost transaction accounts and time deposits.

Dwight V. Neese, President and CEO, said "Second quarter net income was not what we would like it to be and are disappointed with our earnings so far this year. As has been the case this year for us and most other banks, a decrease in the net interest margin due to the declining rate environment has constrained our earnings. Our net interest margin is 40 basis points lower this year than for the comparable period last year. While the year 2008 will continue to present many challenges for the financial sector, including community banks, we believe that the steps that we have taken with our loan review and risk management systems and technology improvements will prepare us to deal with whatever issues are yet to come. Our holding company and our bank both exceed the regulatory well capitalized levels and we will continue to focus our attention on core operations with the goal of enhancing long-term value for our shareholders."

Nonperforming assets increased $1.7 million to $4.9 million at June 30, 2008, or 1.21% of total assets, as compared to $3.2 million, or 0.78% of total assets, at December 31, 2007. Approximately 31% or $1.5 million of nonperforming assets as of June 30, 2008 related to two commercial loan relationships that were also nonperforming at December 31, 2007. The increase in nonperforming assets was due to increases in commercial and consumer loans offset by reductions in residential real estate loans. Management has allocated specific reserves to these and other non accrual loans that it believes will offset losses, if any, arising from less than full recovery of the loans from the supporting collateral.

The Corporation also declared a quarterly cash dividend of $0.115 per share payable on August 15, 2008 to shareholders of record on July 30, 2008. Provident Community Bancshares, Inc. has a dividend reinvestment plan and information about the plan can be obtained from Registrar and Transfer Company at 800-368-5948.

COMPANY INFORMATION

Provident Community Bancshares is the holding company for Provident Community Bank, N.A., which operates nine community oriented banking centers in the upstate of South Carolina that offer a full array of financial services. The $405-million holding company is headquartered in Rock Hill, South Carolina and its common stock is traded on the NASDAQ Global Market under the symbol PCBS. Please visit our website at www.providentonline.com or contact Wanda J. Wells, SVP/Shareholder Relations Officer at wwells@providentonline.com or Richard H. Flake, EVP/CFO at rflake@providentonline.com.

The Provident Community Bancshares, Inc. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=4963

FORWARD-LOOKING STATEMENTS

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. Forward-looking statements are typically identified by words such as "believe," "expect," "anticipate," "intend," "outlook," "estimate," "forecast," "project" and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risk and uncertainties, which may change over time. The Corporation's performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the Corporation's actual results, see the Corporation's Annual Report in Form 10-K for the year ended December 31, 2007, including in the Risk Factors section of that report. Forward-looking statements speak only as of the date they are made. The Corporation does not assume any duty and does not undertake to update its forward-looking statements.

SUMMARY CONSOLIDATED FINANCIAL DATA

Our summary consolidated financial data as of and for the three and six months ended June 30, 2008, in the opinion of our management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles. The results of operations for the three and six months ended June 30, 2008 are not necessarily indicative of the results that may be expected for the full fiscal year.

                          Financial Highlights

         (Unaudited) ($ in thousands, except per share data)

                             Three Months Ended      Six Months Ended
                                  June 30,               June 30,
                            --------------------  --------------------
 Income Statement Data         2008       2007       2008       2007
 ---------------------      --------------------  --------------------

  Net interest income          $2,464     $2,747     $4,966     $5,481
  Provision for loan losses       365         85        675        245
                            --------------------  --------------------
  Net interest income after
   loan loss provision          2,099      2,662      4,291      5,236
  Non-interest income             850        812      1,734      1,535
  Non-interest expense          2,550      2,711      5,072      5,151
  Income tax                       83        162        217        370
                            --------------------  --------------------
  Net income                     $316       $601       $736     $1,250
                            ====================  ====================
  Earnings per share: basic     $0.18      $0.33      $0.41      $0.69
                            ====================  ====================
  Earnings per share:
   diluted                      $0.18      $0.32      $0.41      $0.67
                            ====================  ====================
  Weighted Average Number of
  Common Shares Outstanding
  Basic                     1,782,395  1,819,761  1,783,436  1,823,546
  Diluted                   1,783,708  1,857,730  1,794,027  1,859,950
  Cash dividends per share     $0.115     $0.115      $0.23     $0.215

                                                     At          At
 Balance Sheet Data                                6/30/08    12/31/07
 ------------------                               --------------------

  Total assets                                     $405,063   $407,641
  Cash and due from banks                            12,319     11,890
  Investment securities                              88,588    111,187
  Loans                                             276,460    259,831
  Allowance for loan losses                           3,773      3,344
  Deposits                                          272,185    270,399
  FHLB advances and other borrowings                 91,127     93,631
  Junior subordinated debentures                     12,372     12,372
  Shareholders' equity                               26,620     27,313
  Common shares outstanding                       1,783,436  1,794,866
  Book value per share                               $14.93     $15.22
  Equity to assets                                     6.57%      6.70%
  Total loans to deposits                            101.57%     96.09%
  Allowance for loan losses to total loans             1.35%      1.29%

  Asset Quality
  Nonperforming loans                                 4,892      2,337
  Other real estate owned                                28        856
                                                  --------------------
    Total nonperforming assets                        4,920      3,193
  Net loan charge-offs                                  246        476

CONTACT: Provident Community Bancshares, Inc.
         Wanda J. Wells, SVP/Shareholder Relations Officer
           wwells@providentonline.com
         Richard H. Flake, EVP/CFO
           rflake@providentonline.com
         (864) 427-9000